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                                                                      EXHIBIT 99


                                  PRESS RELEASE
                                  -------------

                                                           FOR IMMEDIATE RELEASE


     USA DETERGENTS, INC. AND CHURCH & DWIGHT CO., INC. ENTER INTO AGREEMENT TO FORM STRATEGIC PARTNERSHIP FOR THEIR LAUNDRY CARE BUSINESS

     Church & Dwight to Purchase 2.14 Million Shares in USA Detergents at $7.00 per share representing a 15% Ownership

NORTH BRUNSWICK, NJ, June 14, 2000 - USA Detergents, Inc. (NASDAQ: USAD) and Church & Dwight Co., Inc. (NYSE: CHD) today announced that they have entered into an agreement to form a joint venture arrangement with respect to their laundry care business. Under the terms of the joint venture agreement, USA Detergents will contribute its XTRA and Nice'n FLUFFY brands and Church & Dwight will contribute its Arm & Hammer brand under a sales and marketing organization dedicated to these brands.

The joint venture, which will operate under the name ARMUS LLC, will utilize the respective strengths of each venture member in the manufacture, marketing, sales and distribution of the various laundry care products. In addition, at a member's request, the joint venture may sell and or distribute any of its other product offerings.

USA Detergents' annual share of the profits resulting from the partnership will range from 35% to 45%, depending on the profit level of the joint venture, subject to specific adjustments. In addition, USA Detergents anticipates that the increased utilization of its manufacturing and logistics capacity directly by the venture, as well as any distribution opportunities related to other Church & Dwight products, will increase the Company's overall profitability. Final implementation of the joint venture is contingent upon, among other things, satisfaction of regulatory approval and USA Detergent's receiving notice from Church & Dwight of the effectiveness of the venture.

The joint venture will have a minimum five-year duration. The agreement grants to Church & Dwight, after five years, the right to purchase USA Detergents' interest in the joint venture, based upon a specific formula related to the earnings of the joint venture for the two years prior to the purchase. In addition after ten years USA Detergents may require Church & Dwight to buy USA Detergents' interest based on this same formula.


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In connection with the joint venture, Church & Dwight acquired approximately 1.4 million shares of USA Detergents common stock at $7 per share. Frederick R. Adler, a director of USA Detergents, sold approximately 1.07 million shares and approximately 360,000 shares were purchased directly from USA Detergents. An additional approximately 700,000 shares of common stock owned by Mr. Adler may be purchased at the option of Church & Dwight, or put to Church & Dwight at Mr. Adler's option, exercisable at specified periods within sixty days of the joint venture becoming effective, for $7 per share. Having disposed of his shares, Mr. Adler has resigned as a director of the Company in order to devote his time to his other investments and to his venture capital activities. Proceeds from the sale of shares by the Company will be substantially invested in capital projects.

Uri Evan, USA Detergents' Chairman and CEO, said, "This joint venture unites three major brand equities under a single sales and marketing organization. We anticipate that we will realize significant cost-savings synergies, as we maximize the strengths of the brands combined with the manufacturing, sales and marketing, logistics and supply chain management expertise of both companies."

"We have spent the past several years investing in our manufacturing and logistics infrastructure and capacity," Evan added. "This venture gives USA Detergents a partner that can efficiently utilize that capacity while contributing to the success of the brands of the joint venture."

Evan continued "An additional benefit resulting from the joint venture will be the ability of our Company to focus resources and management attention on expanding our air care and household cleaner divisions. USA Detergents had previously been limited in the strategic development of these business segments."

"The formation of the strategic partnership does not effect our continued desire to recruit a president," Evan noted. "We are finalizing our search for an executive to complement the strengths of our management team, and bring additional strategic management to our plans for growth."

USA Detergents was advised in the matter by JP Morgan Securities Inc. and Corporate Capital Consultants, Inc.

USA Detergents, Inc. (NASDAQ: USAD) is a leading manufacturer and marketer of quality, nationally distributed value brand laundry and household cleaning products. The company has headquarters in North Brunswick, NJ.



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The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues and profitability, including competition from other suppliers of laundry and household cleaning products; changes in consumer preferences and spending habits; commodity price increases; the inability to successfully manage growth; seasonality; the ability to introduce and the timing of the introduction of new products; the inability to obtain adequate supplies or materials at acceptable prices; and the inability to reduce expenses to a level commensurate with revenues. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. Furthermore, the press release and the documents filed by the Company with the Securities and Exchange Commission (the "SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including these mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time to time in the Company's SEC filings.


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